Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date:  June 26, 2017

FOR IMMEDIATE RELEASE

Horizon Announces Conversion to an Indiana State-Chartered Bank.

Michigan City, Indiana  – Horizon Bancorp (NASDAQ GS: HBNC) announced that its wholly-owned subsidiary, Horizon Bank, N.A., has converted from a national bank to an Indiana state-chartered non-member bank.  The charter conversion became effective following the close of business on June 23, 2017.  The converted bank will operate under the name Horizon Bank.  We expect the primary benefits from converting to a state-chartered bank to include:

1.	Aligning Horizon’s interests with the Midwest states where we do business;
2.	Aligning Horizon’s cost structure with other premier state-chartered banks;
3.	Lowering Horizon’s costs before tax by approximately $432,000 per year;
4.	Improving efficiencies in the bank examination process; and
5.	Increasing Horizon’s support for the Indiana and Michigan Bankers Associations and other Associations in states where we do business.
Horizon Bank’s deposits continue to be insured by the FDIC to the same extent they were insured before the conversion.

 About Horizon Bancorp
Horizon Bancorp is an independent, commercial bank holding company serving northern and central Indiana, southwest and central Michigan and central Ohio through its commercial banking subsidiary Horizon Bank, an Indiana bank.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

--MORE--

 Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon.  For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

#  #  #